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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                     FORM 15


      Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File No. 333-118021-01
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                American Real Estate Holdings Limited Partnership
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             (Exact name of registrant as specified in its charter)


           100 South Bedford Road, Mt. Kisco, NY 10549; (914)242-7700
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          (Address, including zip code and telephone number, including area code, of registrant's principal executive office)


                          8-1/8% Senior Notes Due 2012
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            (Title of each class of securities covered by this Form)

                                       N/A
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)       [ ]         Rule 12h-3(b)(1)(i)      [ ]
      Rule 12g-4(a)(1)(ii)      [ ]         Rule 12h-3(b)(1)(ii)     [ ]
      Rule 12g-4(a)(2)(i)       [ ]         Rule 12h-3(b)(2)(i)      [ ]
      Rule 12g-4(a)(2)(ii)      [ ]         Rule 12h-3(b)(2)(ii)     [ ]
                                            Rule 15d-6               [X]

      Approximate number of holders of record as of the certification or
      notice date:       33
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      Pursuant to the requirements of the Securities Exchange Act of 1934,
American Real Estate Holdings Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                       By: American Property Investors, Inc.,
                                           the general partner of American Real
                                           Estate Holdings Limited Partnership



Dated: January 26, 2005                By: /s/ John P. Saldarelli
                                           -------------------------------------
                                       Name:   John P. Saldarelli
                                       Title:  Chief Financial Officer